UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2005
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LANDAMERICA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-13990 (Commission File Number)	54-1589611 (I.R.S. Employer Identification No.)

101 Gateway Centre Parkway Richmond, Virginia (Address of principal executive offices)	23235-5153 (Zip Code)

Registrant’s telephone number, including area code: (804) 267-8000

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 11, 2005, LandAmerica Financial Group, Inc. (the “Company”) entered into a Fourth Amendment to Revolving Credit Agreement dated as of November 11, 2005 (the “Fourth Amendment”) by and among the Company, the Lenders party thereto and SunTrust Bank in its capacity as Administrative Agent for the Lenders, as Issuing Bank and as Swingline Lender. The Fourth Amendment amends the Revolving Credit Agreement dated November 6, 2003 among such parties, as amended by the First Amendment to Revolving Credit Agreement dated as of March 17, 2004, the Second Amendment to Revolving Credit Agreement dated as of April 30, 2004 and the Third Amendment to Revolving Credit Agreement dated as of October 27, 2004.

In general, the material terms of the Fourth Amendment amended:

(i)
a restrictive covenant to increased the Company’s flexibility to declare or pay cash dividends to its shareholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash;

(ii)
a definition and a restrictive covenant to clarify that the Company may guaranty operating leases of its subsidiaries without restriction and to permit the Company to guaranty certain capital leases of its subsidiaries; and

(iii)	an event of default provision to increase the threshold dollar amount that would constitute an event of default with regard to fines imposed on the Company’s insurance subsidiaries.

The full text of the Fourth Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits is being furnished pursuant to Item 1.01 above.

Exhibit No.	Description

10.1
Fourth Amendment to Revolving Credit Agreement, dated as of November 11, 2005, between the Registrant and Sun Trust Bank, as Administrative Agent for a syndicate of financial institutions names therin.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAMERICA FINANCIAL GROUP, INC.
(Registrant)

Date: November 14, 2005	By: /s/ Christine R. Vlahcevic
Christine R. Vlahcevic
Senior Vice President & Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Revolving Credit Agreement, dated as of November 11, 2005, between the Registrant and Sun Trust Bank, as Administrative Agent for a syndicate of financial institutions names therin.